          Notice of Annual Meeting of Shareholders -  May 16, 1995


          To the Shareholders:

               Notice is hereby given that the Annual Meeting of Shareholders of MasTec, Inc. (the "Company" or "MasTec"), a Delaware corporation, will be held on Tuesday, May 16, 1995, at 9:30 A.M., local time, at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida, for the following purposes:

                    To elect two directors for terms ending in 1998; and

                    To transact such other business as may properly be brought before the meeting and all adjournments thereof.

               Only shareholders of record at the close of business on March 20, 1995, the record date and time fixed by the Board of Directors (the "Record Date"), are entitled to notice of and to vote at the meeting or any adjournments thereof. Shareholders, including those whose shares are held by a brokerage firm or in "street" name, will be asked to verify their shareholder status as of the Record Date upon entrance to the meeting. Accordingly, shareholders (or their legal representatives) attending the meeting should bring some form of identification to the meeting, such as a stock certificate, proxy or power of attorney, evidencing such shareholder status as of the Record Date and, if applicable, the legal representative's right to represent the shareholder at the meeting.

               All shareholders are cordially invited to attend the meeting in person. However, to ensure that your stock is represented at the meeting in case you are not personally present, you are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have previously returned a proxy card.

                              By order of the Board of Directors,





                              Nancy J. Damon
                              Corporate Secretary

          Miami, Florida
          April 21, 1995
          MasTec, Inc.

          PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

               This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MasTec, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Shareholders of the Company to be held at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida, on Tuesday, May 16, 1995, at 9:30 A.M., local time, and at all adjournments thereof (the "Meeting").

               Shareholders who execute a proxy may revoke it at any time before it is voted by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders may vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes but are not counted in the tabulations of the votes cast on proposals presented to shareholders.

               The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid. In addition, Corporate Investor Communications, Inc., has been engaged by the Company to act as proxy solicitors and will receive fees of $2,500, plus expenses. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

               The principal executive offices of the Company are located at 8600 N.W. 36th Street, Miami, Florida 33166. The approximate date on which this Proxy Statement and the enclosed form of proxy will first be sent to shareholders is April 21, 1995.

               Only holders of record of the common stock, par value $0.10 per share (the "Common Stock"), of the Company at the close of business on March 20, 1995, are entitled to vote at the Meeting. As of such date, there were 16,041,294 outstanding shares of Common Stock entitled to vote. Each holder of outstanding Common Stock entitled to vote at the Meeting is entitled to one vote per share.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
          OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership as of March 22, 1995 of Common Stock by (i) each person known to the Company to beneficially own more than 5% thereof, (ii) each director of the Company and each Named Executive Officer (as defined on page 7), and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each such shareholder has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

                                          Percent of
                                     Amount and Nature of          Common Stock
                                  Name Beneficial Ownership         Outstanding

          Eliot C. Abbott                 5,000 shs.     (1)           *

          Samuel C. Hathorn, Jr.          5,200 shs.     (4)           *

          Arthur B. Laffer               20,000 shs.     (1)           *

          Jorge L. Mas                5,380,000 shs.     (6)         33.5%

          Jorge Mas                   3,986,005 shs.     (6)         24.8%

          William A. Morse                   -                         *

          Ismael Perera                   6,837 shs. (1) (5)           *

          Jose S. Sorzano                    -                         *

          Carlos A. Valdes                4,005 shs. (1)               *

          Nick A. Caporella (2)         190,050 shs.                  1.2%

          All executive officers and
          directors as a group
          (eleven persons) (3)        9,498,307 shs.                 59.2%


        (1) The amounts shown include shares covered by options exercisable within 60 days of March 22, 1995 as follows: 5,000 shares Eliot Abbott
        (1) 20,000 shares Arthur Laffer; and 4,000 shares each Ismael Perera and Carlos A. Valdes.

        (2) Mr. Caporella resigned as Chairman of the Board of Directors,
        Chief Executive Officer and President of the Company on March 11, 1994.

        (3) Excludes amounts owned by Nick A. Caporella as he was not an executive officer of the Company at December 31, 1994.

         (4) Includes 200 shares held by the children of Mr. Hathorn, as to which Mr. Hathorn disclaims beneficial ownership.

          (5) Includes 332 shares held by the children of Mr. Perera, as to which Mr. Perera disclaims beneficial ownership.

          (6) Includes 100,000 shares owned by The Mas Family Foundation, Inc., a Florida not-for-profit corporation. The voting and investment power with (1) respect to those shares is shared by Messrs. Jorge L. Mas, Jorge Mas, Juan Carlos Mas and Jose Ramon Mas.

          *Less than 1%


          Compliance with Section 16(a) of the Securities Exchange Act of
          1934

               Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that, during the fiscal year ended December 31, 1994, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934
          (the Exchange Act) applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, except for a late filing in November 1994 by Arthur B. Laffer with respect to 100,000 stock options granted outside the Company's Non-Employee Director's Stock Option Plan and a late filing in January 1995 by Jose S. Sorzano with respect to his appointment as director of the Company.

          ELECTION OF DIRECTORS


               The Board of Directors is currently comprised of seven directors elected in three classes (the " Classes"), with two Class I, three Class II, and two Class III directors. Directors in each Class hold office for three-year terms. The terms of the Classes are staggered so that the term of one Class terminates each year. The term of the current Class III Directors expires at the Meeting.

               Arthur B. Laffer and Jose S. Sorzano, the current Class III Directors, have been nominated by the Board of Directors to be reelected as the Class III Directors at the Meeting. The Company has no reason to believe that Mr. Laffer and Mr. Sorzano will refuse or be unable to accept election; however, in the event that any nominee should not be available to serve, each proxy that does not direct otherwise will be voted for such substitute nominee as may be designated by the Board of Directors.

               The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on the election of directors. Unless otherwise indicated, the accompanying form of proxy will be voted FOR the nominees listed below.

    Information as to Nominees and Other Directors

    Class III  (Term, if elected, will expire at the Annual
     Meeting of Shareholders in 1998)

Name, Age and Year
First Elected a Director                    Principal Occupation

Arthur B. Laffer, 54           Chairman, A.B. Laffer, V.A. Canto & Associates,
1994                           an economic research and financial consulting
                               firm (f/k/a A.B. Laffer Associates), since 1979;
                               Chief Executive Officer, Laffer Advisors Inc., an investment advisor and broker-dealer, since
                               1981; Chief Executive Officer, Calport Asset
                               Management, a money management firm, since June
                               1992.

Jose S. Sorzano, 54            Director, Chairman and Founder of The Austin
1994                           Group, Inc., since 1989; Special Assistant to
                               the President for National Security Affairs, from 1987 to 1988; Associate Professor of
                               Government, Georgetown University, from 1969 to
                               1987; President, Cuban American National
                               Foundation, from 1985 to 1987; Ambassador and
                               U.S. Deputy to the United Nations, from 1983
                               to 1985; Economic and Social Council, from 1981 to 1983; Peace Corps, Country Director-Colombia, from 1976 to 1979.

    Class I (Terms expire at the Annual Meeting of Shareholders in 1996)

Jorge Mas, 32                  Director, President and Chief Executive Officer
1994                           of MasTec, Inc., since March 11, 1994. During the
                               past five years has served for part or all of such period as President and Chief Executive
                               Officer of Church & Tower, Inc. (and its predecessor, Communication Contractors, Inc.), and of Neff Rental, Inc., Neff Machinery, Inc.,
                               Atlantic Real Estate Holding Corp. and U.S.
                               Development Corp., each a company controlled by Mr. Mas.

William A. Morse, 67           Attorney-at-law, Danville, California;
1974                           President, Behring-Hoffman Educational Institute


    Class II (Terms expire at the Annual Meeting of Shareholders in 1997)

Jorge L. Mas, 55               President and Chief Executive Officer of
1994                           Church & Tower of Florida, Inc., since 1968.


Eliot C. Abbott, 45            Attorney-at-law, shareholder, Carlos & Abbott,
1994                           P.A., since 1976.

Samuel C. Hathorn, Jr., 51,    Director and President of Trendmaker Homes and
1981                           President of Centennial Homes, Inc.,
                               subsidiaries of Weyerhaeuser Co.

    Board Committees and Meetings

               There are five standing committees of the Board of
          Directors: the Audit Committee, the Compensation and Stock Option Committee, the Nominating Committee, the Executive Committee and the Special Transaction Committee. The Audit Committee is composed of Mr. Laffer, who serves as Chairman, and Messrs. Hathorn and Morse. The Audit Committee is charged with recommending to the Board of Directors the engagement or discharge of independent auditors, reviewing the plan and results of the audit engagement with the officers of the Company, and reviewing the scope and nature of the Company's internal accounting controls with the officers of the Company. During the year ended December 31, 1994, the Audit committee met on three occasions.

               The Compensation and Stock Option Committee (the "Compensation Committee") is composed of Mr. Abbott, who serves as Chairman, and Messrs. Hathorn and Morse. The Compensation Committee is charged with determining compensation packages for the Chief Executive Officer and the Senior Vice Presidents of the Company, establishing salaries, bonuses and other compensation for the Company's other executive officers, and administering the Company's 1994 Stock Incentive Plan (the "Stock Incentive Plan") and the 1994 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan", and, together with the Stock Incentive Plan, the "Plans") and recommending to the Board of Directors changes to the Plans. During the year ended December 31, 1994, the Compensation Committee met on four occasions.

               The Nominating Committee is composed of Mr. Abbott, who serves as Chairman, and Mr. Jorge Mas. The Nominating Committee, which met once during 1994, recommends to the Board of Directors candidates for election to the Board of Directors. The Committee considers candidates recommended by the shareholders pursuant to written applications submitted to the Corporate Secretary.

               The Special Transaction Committee is composed of Mr. Hathorn, who serves as Chairman, and Messrs. Laffer and Morse. The primary function of the Special Transaction Committee, which met once during 1994, is to review related party transactions between the Company and any officer, director or affiliate of the Company.

               The Executive Committee is composed of Mr. Jorge L. Mas, who serves as Chairman, and Messrs. Abbott, Laffer and Jorge Mas. The principal function of the Executive Committee is to act for the Board of Directors when action is required between Board meetings. During 1994, the Executive Committee did not meet.

               During the year ended December 31, 1994, the Board of Directors met on five occasions. Each of the directors attended at least 75 percent of the aggregate number of Board meetings and meetings of committees of which such director is a member.

               Jorge L. Mas is Jorge Mas father. There is no other family relationship among any other directors or executive officers of the Company.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


          Report of the Compensation and Stock Option Committee

               The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the policies for the Company's compensation program and for approving the compensation levels of the executive officers of the Company, including its Chief Executive Officer. The Compensation Committee also reviews with the Chief Executive Officer guidelines for salaries and aggregate bonus awards applicable to the Company's employees other than its executive officers. The Compensation Committee is composed of Eliot
          C. Abbott, Samuel C. Hathorn, Jr., and William A. Morse, all of who are non-employee directors of the Company.

          Statement on Philosophy of Executive Compensation

            The compensation program of the Company is designed to (i) motivate executive officers to achieve the strategic goals set by the Company by linking an officer s compensation to the performance of the Company and applicable business units, as well as to individual performance, (ii) provide compensation reasonably comparable to that offered by other leading companies to their executive officers so as to attract and retain talented executives, and (iii) align the interests of its executives with the long-term interests of the Company's shareholders through the award of stock options and other stock-related programs. In order to implement this philosophy, the Company offers compensation packages that include a mix of salary, incentive bonus awards, and stock options.

               In determining the level and form of executive compensation to be paid or awarded, the Committee relied on the assessment of the Company's overall performance in light of its strategic objectives rather than on any single quantitative or qualitative measure of performance. Some of the factors considered by the Committee included, among others, increases in the Company's earnings and productivity in a period of intensified competition and improvements in the Company's national and international competitive position through a number of strategic transactions designed to strengthen the Company's core business, such as the acquisition of Design Traffic Installation and Buchanan Company.

               The Committee also relied on a survey conducted by an outside consulting firm, Pearl Myer & Associates, retained by the Company. Pearl Myer & Associates prepared a study on the compensation of executives at companies in three different industries closely related to the Company s business with revenues comparable to the revenues of the Company (the "Compensation Study"). The group of companies reflected in the Compensation Study was not necessarily the same group of peer companies set forth in the Performance Graph on page 13.

Salary

The base salary of executive officers is initially determined by analyzing and evaluating the responsibilities of the position and comparing the proposed base salary with that of officers in comparable positions in other companies included in the Compensation Study. Adjustments are determined by objective factors such as the Company's performance and the individual's contribution thereto and subjective considerations such as additional responsibilities taken on by the executive.

Incentive Bonus Awards

In addition to paying a base salary, the Company awards incentive bonuses as a component of overall compensation. Bonus awards are made after considering the performance of the executive officer's area of responsibility or the operating unit under his control, if any. The Compensation Committee believes that the Company demonstrated substantial progress in 1994 based upon the following indicators:

      -  Substantial increase in profitability in comparison to prior years;
      - Restored faith of the financial community in the Company (as measured by the performance of the Company's common stock); and
      - The clear momentum and credibility that the Company has achieved over the past year.

In view of the Company's improvements as measured by these qualitative factors, the Committee decided to award bonuses to Messrs. Jorge Mas, Ismael Perera and Carlos A. Valdes.

Stock Incentive Plan

Long-term incentive compensation for executives consists of stock-based awards made under the Company's Stock Incentive Plan. The Stock Incentive Plan provides for the granting of options to purchase Common Stock to key employees at prices equal to the fair market value on the date of grant. The Compensation Committee believes that the use of stock options reinforces the Committee's philosophy that management compensation should be clearly linked to shareholder value. The Compensation Committee awards options to key employees, including executive officers, based on current performance, anticipated future contribution based on such performance, and ability to materially impact the Company's financial results. In 1994, the Compensation Committee granted 125,500 stock options under the Stock Incentive Plan.

CEO Compensation

In setting the salary and incentive bonus for the Chief Executive Officer, the Committee reviewed the Company's financial performance in 1994 with respect to net earnings and earnings per share compared to the performance of other companies in its industry and the Company's prior performance. The Committee also reviewed base salary data for chief executive officers listed in the Compensation Study and the Company's progress in achieving its strategic goals.

Based on its review of this information, the Committee decided that the Chief Executive Officer performance merited an 8.3% increase in salary. In addition, the Committee awarded Mr. Jorge Mas a bonus for the improved performance of the Company and stock options to link a portion of Mr. Mas compensation to the performance of the common stock of the Company.

Compensation and Stock Option Committee
Eliot C. Abbott
Samuel C. Hathorn, Jr.
William A. Morse

Information Regarding Executive Compensation

Summary Compensation Table

The following table summarizes all Plan and non-Plan compensation awarded to, earned by or paid to the Company s Chief Executive Officer, as well as for the four other most highly compensated executive officers of the Company (together, the "Named Executive Officers"), whose total salary and bonus exceeded $100,000, for services rendered in all capacities to the Company and its subsidiaries for the Company's last fiscal year.


                                 Annual             Long Term        All Other
                               Compensation        Compensation     Compensation
                                                      Awards
                                                    Securities
                                                    Underlying
    Name and                      Salary    Bonus     Options
Principal Position      Year        $         $          #                $

Officers until
March 11, 1994

Nick A. Caporella,
Chief Executive          1992       -         -          -                -
Officer and              1993       -         -          -                -
President                1994       -         -          -                -

Officers from
March 11, 1994(1)

Jorge Mas, President    1994     230,800    200,000      -                -
and Chief Executive
Officer

Jorge L. Mas, Chairman  1994     250,000    350,000      -                -
of the Board and
President of
Church & Tower of
Florida, Inc.

Ismael Perera           1994     108,000     50,000    20,000             -
Senior Vice
President/
Operations

Carlos A. Valdes        1994      84,100     50,000    20,000             -
Senior Vice President/
Finance

(1) The annual compensation shown in the table is for the period
March 11, 1994 through December 31,1994.

No restricted stock awards or stock appreciation rights (all as defined in the proxy regulations of the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during the Company's last fiscal year.

Option Grants

The following table provides information with respect to stock options to purchase Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1994, pursuant to the Stock Incentive Plan:

                                                                               Potential Realizable Value
                                                                               at Assumed Annual Rates
                                                                               of Stock Price Appreciation
                                     Individual Grants                         for Option Term(1)

                                Percent of
                                Total
                   Number of    Options
                   Shares       Granted to
                   Underlying   Employees       Exercise
                   Options      in Fiscal         Price          Expiration
Name               Granted      Year(2)         ($/sh)(3)           Date           5%         10%

Nick A. Caporella     -            -               -                 -             -           -

Jorge Mas             -            -               -                 -             -           -

Jorge L. Mas          -            -               -                 -             -           -

Ismael Perera       20,000        16%            7.94           03/11/2004      $43,860     $96,918

Carlos A. Valdes    20,000        16%            7.94           03/11/2004      $43,860     $96,918


(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's Common Stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved or may be exceeded.

(2) Based on options to purchase an aggregate of 125,500 shares granted to employees during fiscal year 1994.

(3) All options were granted at an exercise price equal to fair market value based on the mean between the bid and asked prices of the Company's Common Stock on the date of grant.

          AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES


The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1994, by the Named
Executive Officers and the value at December 31, 1994, of unexercised stock options held by the Named Executive Officers.

                                                   Number of Shares        Value of Unexercised In-the-
                                                Underlying Unexercised     Money Options at December
                   Shares                       Options at December 31,    31, 1994(2)
                  Acquired        Value         1994
                on Excercise    Realized(1)               (#)                        ($)
Name                 (#)           ($)          Exercisable/Unexercisable  Exercisable/Unexercisable

Nick A. Caporella   100,000      $696,250         -             -            -             -

Jorge Mas             -              -            -             -            -             -

Jorge L. Mas          -              -            -             -            -             -

Ismael Perera         -              -            -           20,000         -          $46,200

Carlos A. Valdes      -              -            -           20,000         -          $46,200



(1) Market value of underlying shares (based on the fair market value of the Company's Common Stock on the Nasdaq National Market System) at the time of exercise, minus the exercise price.

(2) Market value of shares underlying in-the-money options at December 31, 1994, (based on $10.25 per share, the closing price of the Company's stock on the Nasdaq National Market on December 31, 1994) minus exercise price.

The Company does not have any employment contracts or termination of employment or change in control arrangements.

The Company does not have a long-term incentive or retirement plan.

                               PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on Common Stock from December 31, 1989, through December 31, 1994, with the cumulative total return of the S & P 500 Stock Index and a Company constructed index of two peer companies consisting of Dycom Industries, Inc.
and the L.E. Myers Company (the "Peer Index"). The graph assumes that the value of the investment in Common Stock was $100 on December 31, 1989, and that all dividends were reinvested. This data does not take into consideration what the cumulative shareholder return on common stock would have been had the Burnup Acquisition happened at an earlier date and is not necessarily indicative of future results.


               12/31/89    12/31/90   12/31/91    12/31/92   12/31/93  12/31/94

MasTec, Inc.   $100.00      $52.59    $ 23.70     $ 16.30     $ 34.81   $ 60.74

S & P 500       100.00       93.44     118.02      123.29      131.99    129.96

Peer Index      100.00       90.00     100.69       64.08       47.38     40.09


Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee are Eliot C. Abbott, Samuel C. Hathorn and William A. Morse, none of whom are former or current officers or employees of the Company or any of its subsidiaries. Mr. Abbott is a stockholder in the law firm of Carlos & Abbott, P.A. During fiscal year 1994, the Company retained Carlos & Abbott, P.A., with regard to variety of legal matters and paid such firm approximately $94,000 for legal services.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation and Stock Option Committee Report and Performance Graph above shall not be incorporated by reference into any such filings.

Compensation of Directors

Except as described below, the directors of the Company who are not employees of the company or of any subsidiary are paid an annual retainer of $15,000.
The directors also receive a board meeting fee of $600, $400 for each committee meeting they attend as a member, and $600 for each committee meeting they attend as Chairman, regardless of the number of committees on which they serve.

In 1994, the Company granted Eliot C. Abbott an option to acquire up to 15,000 shares of Common Stock at $7.94 per share, the fair market value of the Common Stock on the date of grant of the option, in accordance with the terms of the Non-Employee Directors Plan, approved by the shareholders on March 11, 1994.

In 1994, the Company granted Arthur B. Laffer an option to acquire up to 100,000 shares of Common Stock at $5.75 per share exercisable over a five-year period commencing on March 11, 1995, based upon continued service as a director of the Company. Mr. Laffer was granted this option in lieu of options under the Non-Employee Directors Stock Option Plan and directors fees.

Certain Relationships and Related Transactions

On January 15, 1994, Church & Tower, Inc. and Church & Tower of Florida, Inc. provided Messrs. Jorge Mas, President and Chief Executive Officer of Church & Tower, Inc., Juan Carlos Mas and Jose Ramon Mas, each shareholders of Church & Tower, Inc.and Jorge L. Mas, Chairman of the Board and President of Church & Tower of Florida, Inc., a loan of $1,280,000, $158,000, $132,000 and $2,000,000, respectively, bearing interest at prime plus 2% (10.5 % at December 31, 1994) with interest due annually and principal due at maturity (July 15, 1996). The loans were made to assist Messrs. Jorge Mas, Juan Carlos Mas, Jose Ramon Mas and Jorge L. Mas in their federal estimated tax payment obligation related to the 1993 Subchapter S earnings of the Church & Tower, Inc. and Church & Tower of Florida, Inc., as applicable.

The Company leases and purchases construction equipment from companies controlled by Mr. Jorge Mas. During 1994, 1993 and 1992, the Company incurred approximately $617,000, $249,000 and $222,000 of equipment rental expense and purchased approximately $528,000, $1,432,000 and $127,000, respectively, from these affiliates. Additionally, at December 31, 1994 and 1993 the Company had recorded $169,000 and $97,450 as amounts due from affiliates for the sale of a computer system, and certain other administrative charges which occurred prior to the acquisition by Burnup & Sims Inc. of Church & Tower, Inc. and Church and Tower of Florida, Inc. (the Burnup Acquisition ). No interest is being charged on the amounts due from the affiliates.

Primarily, as a result of accrued interest receivable on the previously described loans made by the Company to Messrs. Jorge
L. Mas and Jorge Mas and certain travel advances made to each of them prior to the Burnup Acquisition, the Company has amounts due from Messrs. Jorge L. Mas and Jorge Mas totaling $612,000 and $273,000, as of December 31, 1994 and 1993 respectively. The Company expects to receive payment from Messrs. Jorge L. Mas and Jorge Mas in fiscal year 1995.

Church & Tower, Inc., also leases one equipment storage facility from Jorge L. Mas at an annual rent of $48,000 expiring on October 31, 1998. Such lease was entered into in 1983.

Carlos & Abbott, P.A., a law firm of which Eliot C. Abbott is a stockholder, has provided legal services to the Company and is expected to provide such services during 1995. For the year ended December 31, 1994, legal fees paid to such firm by the Company were approximately $94,000.

The Austin Group, Inc., a corporation of which Jose S.
Sorzano is the sole shareholder, chairman and director, expects to receive a success fee from Peoples Telephone Co. ("PTC") in the amount of approximately $50,000 for the consummation on January 26, 1995 of a joint venture between PTC and the Company.

SELECTION OF AUDITORS

On March 11, 1994, Deloitte & Touche LLP was terminated as the Company's independent auditors. The Audit Committee of the Board of Directors met to consider a replacement and unanimously recommended to the Board of Directors that Price Waterhouse LLP be retained as the new independent auditors. The Board of Directors considered and approved this recommendation, and Price Waterhouse LLP was retained as the Company's independent auditors, on March 11, 1994.

None of the reports of Deloitte & Touche LLP on the financial statements of the Company filed for each of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the resignation of Deloitte & Touche LLP, there was no disagreement between the Company and Deloitte & Touche LLP on any manner of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which would have caused Deloitte & Touche LLP to have made reference to the subject matter of the disagreement in connection with its reports, and no reportable event as defined in Item 304(a)(I)(v) of Regulation S-K occurred.

At the recommendation of the Audit Committee, the Board of Directors reappointed Price Waterhouse LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1995. Representatives of Price Waterhouse LLP will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

MISCELLANEOUS

Any proposal of an eligible shareholder intended to be presented at the next Annual Meeting of Shareholders of the Company must be received by the Company by December 31, 1995, to be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

The Board of Directors does not intend to present and knows of no others who intend to present at the Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.

The Annual Report to Shareholders for the fiscal year ended December 31, 1994, is being mailed to shareholders simultaneously with this Proxy Statement.

                               By order of the Board of Directors,


                               Nancy J. Damon
                               Corporate Secretary

Miami, Florida
April 21, 1995